Exhibit 99.1

RIVERBED APPOINTS MARK FLOYD TO ITS BOARD OF DIRECTORS

Telecom and Service Provider Industry Veteran Joins Riverbed Board

San Francisco, CA – August 16, 2007 – Riverbed Technology, Inc. (Nasdaq: RVBD), the performance leader in wide-area data services (WDS), announced today that Mark Floyd has been appointed to the company’s board of directors. The addition of Floyd expands Riverbed’s board to eight directors.

Floyd, 51, served as the CEO of Entrisphere, a communications equipment company that was acquired by Ericsson in February 2007. Floyd also served as CEO of Efficient Networks, which he led for nearly seven years until its acquisition by Siemens in 2001. Floyd currently serves on the board of directors of Tekelec and Carrier Access. He also serves as a Venture Partner at El Dorado Ventures, a venture capital firm focused on semiconductors and systems, communications, software and services. Floyd holds a bachelor’s degree from the University of Texas at Austin.

“Mark’s experience leading companies and his service provider industry expertise will be a valuable asset to Riverbed and our board,” said Jerry Kennelly, Chairman and CEO, Riverbed. “We look forward to his contributions to help extend Riverbed’s leadership in wide-area data services.”

“I am pleased to join the Riverbed board at such an exciting time,” said Floyd. “The company’s unique mix of innovative technology, operational excellence, strong customer base and vision for wide-area data services provides an excellent foundation for continued success.”

About Riverbed

Riverbed Technology is the performance leader in wide-area data services (WDS) solutions for companies worldwide. By enabling application performance over the wide area network (WAN) that is orders of magnitude faster than what users experience today, Riverbed is changing the way people work, and enabling a distributed workforce that can collaborate as if they were local. Additional information about Riverbed (Nasdaq: RVBD) is available at www.riverbed.com.

Forward Looking Statements

This press release contains forward-looking statements, including statements relating to the expected demand for Riverbed’s products and services and Riverbed’s ability to meet the needs of distributed organizations. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to react to trends and challenges in our business and the markets in which we operate; our ability to anticipate market needs or develop new or enhanced products to meet those needs; the adoption rate of our products; our ability to establish and maintain successful relationships with our distribution partners; our ability to compete in our industry; fluctuations in demand, sales cycles and prices for our products and services; shortages or price fluctuations in our supply chain; our ability to protect our intellectual property rights; general political, economic and market conditions and events; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Riverbed’s business are set forth in our Form 10-Q filed with the SEC on July 30, 2007. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Riverbed Technology, Riverbed, Steelhead, RiOS, Interceptor, and the Riverbed logo are trademarks or registered trademarks of Riverbed Technology, Inc. All other trademarks used or mentioned herein belong to their respective owners.